Pricing Supplement No. 2020—USNCH4279 to Prospectus Supplement and Prospectus each dated May 14, 2018
Filed Pursuant to Rule 424(b)(8)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated May 1, 2020

Citigroup Global Markets Holdings Inc. $1,004,000 Airbag Autocallable Yield Notes

Linked to the Least Performing of the Shares of the iShares® Russell 2000 ETF and Shares of the SPDR® S&P 500® ETF Trust Due May 6, 2021

All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Airbag Autocallable Yield Notes (the “Notes”) are senior unsecured notes issued by Citigroup Global Markets Holdings Inc. (the “Issuer”), guaranteed by Citigroup Inc. (the “Guarantor”), linked to the Least Performing of the shares of the iShares® Russell 2000 ETF and shares of the SPDR® S&P 500® ETF Trust (each, an “Underlying”). The Notes will rank on par with all of our other unsecured and unsubordinated notes, unless otherwise required by law. The stated principal amount and issue price of the Notes will be $1,000 per Note. On a monthly basis, the Issuer will pay you a coupon regardless of the performance of the Underlyings unless the Notes have been previously automatically called. If the price of one share of the Least Performing Underlying closes at or above its Initial Underlying Price on any quarterly Observation Date, the Issuer will automatically call the Notes and pay you an amount equal to the stated principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, the Issuer will either pay you the stated principal amount per Note or, if the Closing Price of one share of the Least Performing Underlying on the Final Valuation Date is below its specified Conversion Price, the Issuer will deliver to you a number of shares of the Least Performing Underlying equal to the stated principal amount per Note divided by its Conversion Price (the “Share Delivery Amount”) (subject to adjustments, in the sole discretion of the Calculation Agent, in the case of certain corporate events described in this pricing supplement under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”). The “Least Performing Underlying” on each Observation Date (including the Final Valuation Date) is the Underlying with the lowest Underlying Return from the Trade Date to that Observation Date. Investing in the Notes involves significant risks. You may lose some or all of your stated principal amount. The payment at maturity on the Notes is based solely on the performance of the Least Performing Underlying on the Final Valuation Date. You will not benefit in any way from the performance of the better performing Underlying. You will therefore be adversely affected if either Underlying performs poorly, regardless of the performance of the other Underlying. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the Least Performing Underlying on the Final Valuation Date per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor. If the Issuer and the Guarantor were to default on their obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑   Monthly Coupon — Regardless of the performance of the Underlyings, the Issuer will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Least Performing Underlying on the Final Valuation Date per Note at maturity that are worth less than your stated principal amount and the credit risk of the Issuer and the Guarantor for all payments under the Notes.

❑   Automatic Call — The Notes will be called automatically if the price of one share of the Least Performing Underlying closes at or above its Initial Underlying Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your stated principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the Least Performing Underlying on the Final Valuation Date does not close below its Conversion Price on the Final Valuation Date, the Issuer will pay you the stated principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the Least Performing Underlying. If the Notes have not been previously automatically called and the price of one share of the Least Performing Underlying on the Final Valuation Date closes below its Conversion Price on the Final Valuation Date, the Issuer will deliver to you a number of shares of the Least Performing Underlying on the Final Valuation Date equal to the Share Delivery Amount at maturity, which will likely be worth less than your stated principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and the Guarantor.

Key Dates
Trade Date	May 1, 2020
Settlement Date[1]	May 6, 2020
Observation Dates[2]	Quarterly (see PS-4)
Final Valuation Date[2]	May 3, 2021
Maturity Date	May 6, 2021

1     See “Plan of Distribution; Conflicts of Interest” in this pricing supplement for additional information.

2    Subject to postponement in the event of a Market Disruption Event with respect to an Underlying as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PS-5 IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PS-5 IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

We are offering Airbag Autocallable Yield Notes Linked to the Least Performing of the Shares of the iShares® Russell 2000 ETF and Shares of the SPDR® S&P 500® ETF Trust. Any payment on the Notes will be determined by the performance of the Least Performing Underlying. The Notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. If the Notes are automatically called prior to maturity, you will not receive any additional coupon payments following the call.
Underlying	Coupon Rate	Initial Underlying Price	Conversion Price*	CUSIP	ISIN
Shares of the iShares® Russell 2000 ETF (Ticker: IWM) (an “ETF”)	8.80% per annum	$125.14	$100.11, 80% of Initial Underlying Price	17327U665	US17327U6652
Shares of the SPDR® S&P 500® ETF Trust (Ticker: SPY) (an “ETF”)		$282.79	$226.23, 80% of Initial Underlying Price

* The Conversion Price for each Underlying has been rounded to the nearest cent.

See “Additional Information About the Notes” in this pricing supplement. The Notes will have the terms specified in this pricing supplement and the accompanying prospectus supplement and prospectus. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Issue Price(1)		Underwriting Discount(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Least Performing of the Shares of the iShares® Russell 2000 ETF and Shares of the SPDR® S&P 500® ETF Trust	$1,004,000.00	$1,000.00	$15,060.00	$15.00	$988,940.00	$985.00

(1)	On the date of this pricing supplement, the estimated value of the Notes is $970.30, which is less than the issue price. The estimated value of the Notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2)	The underwriting discount is $15 per Note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the Notes set forth above for $985 per Note. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the Notes for $985 per Note. UBS will receive an underwriting discount of $15 per Note for each Note it sells. UBS proposes to offer the Notes to the public at a price of $1,000 per Note. For additional information on the distribution of the Notes, see “Plan of Distribution; Conflicts of Interest” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the Notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information About the Notes

General. You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 14, 2018 on the SEC website):

t	Prospectus Supplement and Prospectus each dated May 14, 2018: https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

Certain terms used in this pricing supplement are defined below under “Additional Terms of the Notes—Certain Important Definitions.” As used in this pricing supplement, “the Issuer,” “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. “Citigroup Inc.” refers to Citigroup Inc. and not to any of its subsidiaries.

Underlying Prospectuses. In addition to this pricing supplement and the accompanying prospectus supplement and prospectus, you should read the prospectus for each Underlying on file at the SEC website, which can be accessed via the hyperlinks below. The contents of these prospectuses and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for iShares® Russell 2000 ETF dated August 1, 2019:

https://www.sec.gov/Archives/edgar/data/1100663/000119312519203901/d697698d485bpos.htm

Prospectus for SPDR® S&P 500® ETF Trust dated January 16, 2020:

https://www.sec.gov/Archives/edgar/data/884394/000119312520008820/d854601d485bpos.htm

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and
•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

t   You understand and accept the risks associated with each of the Underlyings.

t   You believe each Underlying will close at or above its Initial Underlying Price on one of the specified Observation Dates.

t   You believe the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not likely to be below its Conversion Price and, if it is, you can tolerate receiving a number of shares of the Least Performing Underlying on the Final Valuation Date per Note at maturity worth less than your stated principal amount or that may have no value at all.

t   You understand and accept that you will not participate in any appreciation in the price of the Underlyings and that your return is limited to the coupons paid on the Notes.

t   You are willing to accept the risks of owning equities in general and the Underlyings in particular.

t   You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying.

t   You understand that your return will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of the other Underlying.

t   You are willing to invest in the Notes based on the Coupon Rate indicated on the cover page of this pricing supplement.

t   You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity.

t   You are willing and able to forgo any dividends paid on the Underlyings.

t   You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to trade the Notes.

t   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t   You require an investment designed to provide a full return of principal at maturity.

t   You do not understand or are not willing to accept the risks associated with each of the Underlyings.

t   You are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

t   You believe that the price of each Underlying will decline during the term of the Notes and that the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is likely to be below its Conversion Price, which could result in a total loss of your initial investment.

t   You cannot tolerate receiving a number of shares of the Least Performing Underlying on the Final Valuation Date per Note at maturity worth less than your stated principal amount or that may have no value at all.

t   You seek an investment that participates in the full appreciation in the price of the Underlyings or that has unlimited return potential.

t   You are not willing to accept the risks of owning equities in general and the Underlyings in particular.

t   You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying.

t   You are unwilling to accept that your return will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of the other Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You are unwilling to invest in the Notes based on the Coupon Rate indicated on the cover page of this pricing supplement.

t   You prefer to receive any dividends paid on the Underlyings.

t   You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t   You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors Relating to the Notes” beginning on PS-5 of this pricing supplement for risks related to an investment in the Notes.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue Price	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Underlyings	Shares of the iShares® Russell 2000 ETF (Ticker: IWM) Shares of the SPDR® S&P 500® ETF Trust (Ticker: SPY)
Term	Approximately 12 months, unless called earlier
Call Feature	The Notes will be automatically called if the Closing Price of one share of the Least Performing Underlying on any Observation Date is equal to or greater than its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be owed to you under the Notes.
Observation Dates(1)	August 3, 2020 November 2, 2020 February 1, 2021 May 3, 2021 (Final Valuation Date)
Call Settlement Dates	The Coupon Payment Date immediately following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in twelve equal monthly installments based on the Coupon Rate, regardless of the performance of the Least Performing Underlying, unless the Notes have been previously automatically called. The Coupon Rate is 8.80% per annum.
Installment Amount	Approximately 0.7333% (or $7.333 per Note)
Conversion Price(2)	For each Underlying, a percentage of its Initial Underlying Price, as specified on the cover page of this pricing supplement
Payment at Maturity (per Note)(3)

If the Notes have not been called prior to maturity and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not below its Conversion Price, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been called prior to maturity and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its Conversion Price, at maturity we will deliver to you a number of shares of the Least Performing Underlying on the Final Valuation Date equal to its Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the Share Delivery Amount is expected to be worth less than the stated principal amount of your Notes and may be worthless.

Share Delivery Amount(2),(3)

For the iShares® Russell 2000 ETF, 9.9890 shares of the iShares® Russell 2000 ETF per $1,000 stated principal amount Note, which is approximately equal to $1,000 divided by its Conversion Price.

For the SPDR® S&P 500® ETF Trust, 4.4203 shares of the SPDR® S&P 500® ETF Trust per $1,000 stated principal amount Note, which is approximately equal to $1,000 divided by its Conversion Price.

Initial Underlying Price(2)	For each Underlying, the Closing Price of one share of the Underlying on the Trade Date
Current Underlying Price	For any Underlying and any Observation Date, the Closing Price of one share of that Underlying on that Observation Date
Final Underlying Price	For each Underlying, the Closing Price of one share of the Underlying on the Final Valuation Date
Least Performing Underlying	On each Observation Date, including the Final Valuation Date, the Underlying with the lowest Underlying Return on that Observation Date.
Underlying Return	For any Underlying on any Observation Date, calculated as follows: Current Underlying Price – Initial Underlying Price Initial Underlying Price
(1) See footnote 2 under “Key Dates” on the cover page of this pricing supplement
(2) Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement. The Conversion Price for each Underlying has been rounded to the nearest cent.
(3) We will pay cash in lieu of delivering any fractional shares of the Least Performing Underlying on the Final Valuation Date in an amount equal to that fraction multiplied by the Closing Price of one share of the Least Performing Underlying on the Final Valuation Date.

Investment Timeline

Trade Date:	The Closing Price of one share of each Underlying (its respective Initial Underlying Price) is observed, the Coupon Rate is set and the Conversion Price and Share Delivery Amount for each Underlying are determined.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):

The Notes will be automatically called if the Closing Price of one share of the Least Performing Underlying on any Observation Date is equal to or greater than its Initial Underlying Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the stated principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Underlying Price of each Underlying is determined on the Final Valuation Date.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not below its Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 stated principal amount Note plus accrued and unpaid interest.

If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its Conversion Price, we will deliver to you a number of shares of the Least Performing Underlying on the Final Valuation Date (and cash in lieu of any fractional share) equal to its Share Delivery Amount for each Note you own plus accrued and unpaid interest.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR STATED PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

June 3, 2020	December 3, 2020
July 3, 2020	January 6, 2021
August 5, 2020*	February 3, 2021*
September 3, 2020	March 3, 2021
October 5, 2020	April 5, 2021
November 4, 2020*	May 6, 2021* (the Maturity Date)

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

If an Observation Date (other than the Final Valuation Date) is postponed as provided under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date” in this pricing supplement, so that it falls less than two Business Days prior to the related Coupon Payment Date on which a Call Settlement Date, if applicable, would occur, then that Coupon Payment Date will be postponed to the second Business Day following that Observation Date, as postponed, regardless of whether a Call Settlement Date actually occurs on that date. No additional interest will accrue as a result of any such postponement of a Coupon Payment Date.

If any Coupon Payment Date is not a Business Day, then the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

Each coupon payment will be payable to the holders of record of the Notes at the close of business on the date that is one Business Day prior to the applicable Coupon Payment Date (each such day, a “Regular Record Date”), except that the coupon payment due upon early automatic call or at maturity will be payable to the persons who receive cash or shares of the Least Performing Underlying on the Final Valuation Date, as applicable, upon such early automatic call or at maturity, as applicable.

Risk Factors Relating to the Notes

Because the terms of the Notes differ from those of conventional debt securities, an investment in the Notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the Closing Price of the Underlying and other events that are difficult to predict and beyond our control. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

t	You May Lose Some or All of the Stated Principal Amount of Your Notes. Unlike conventional debt securities, the Notes do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the Notes have not been automatically called prior to maturity and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is less than its Conversion Price, you will not be repaid the stated principal amount of your Notes at maturity and, instead, will receive a number of shares of the Least Performing Underlying on the Final Valuation Date equal to its Share Delivery Amount. As a result, investors will be exposed to any further depreciation of the shares of the Least Performing Underlying on the Final Valuation Date that may occur between the Final Valuation Date and the Maturity Date. These shares will be worth less than the stated principal amount per Note and may be worth nothing. You should not invest in the Notes if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your Notes. See “Hypothetical Examples and Return Table” below.

At maturity, if the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is less than its corresponding Conversion Price, you will have similar downside market risk as a purchaser of the Least Performing Underlying on the Final Valuation Date at its Conversion Price (except that you will not receive any dividends). This will result in a smaller loss on the Notes (disregarding dividends) than would be incurred by a purchaser of the Least Performing Underlying on the Final Valuation Date at its Initial Underlying Price, unless its Final Underlying Price is zero.  However, you will be exposed at an increased rate to the decline in the price of the Least Performing Underlying on the Final Valuation Date below its Conversion Price, with a loss on the Notes of more than 1% for each additional 1% of its Initial Underlying Price by which its Final Underlying Price is less than its Conversion Price. Therefore, the lower the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date, the closer your loss of principal will be to the percentage decline of the Least Performing Underlying on the Final Valuation Date from its Initial Underlying Price. For example, if the Initial Underlying Price of the Least Performing Underlying on the Final Valuation Date was $100, its Conversion Price was $80 (80% of its Initial Underlying Price) and its Final Underlying Price is below its Conversion Price, the Share Delivery Amount at maturity would be equal to 12.5 shares per $1,000 Note ($1,000 divided by the $80 Conversion Price). If the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date was $60 (40% less than its Initial Underlying Price), the value of that Share Delivery Amount on the Final Valuation Date would be $750 per Note (12.5 shares times $60). If you had purchased shares of the Least Performing Underlying on the Final Valuation Date at its Initial Underlying Price, you would have 10 shares worth approximately $600 on the Final Valuation Date, a difference of $150 compared with the value of its Share Delivery Amount. However, if the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date was $30 (70% less than its Initial Underlying Price), the value of its Share Delivery Amount on the Final Valuation Date would be $375.00 per Note (12.50 shares times $30). If you had purchased shares of the Least Performing Underlying on the Final Valuation Date at its Initial Underlying Price, you would have 10 shares worth approximately $300 on the Final Valuation Date, a difference of only $75.00 compared with the value of its Share Delivery Amount. If the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date was $0 (100% less than its Initial Underlying Price), the value of its Share Delivery Amount on the Final Valuation Date would be $0, the same as if you had purchased shares at the Initial Underlying Price, and you would lose the entire stated principal amount of your Notes.

♦	The Notes are Subject to the Risks of Both of the Underlyings And Will Be Negatively Affected if Either of the Underlyings Performs Poorly, Even if the Other Underlying Performs Well. You are subject to risks associated with both of the Underlyings. If either of the Underlyings performs poorly, you will be negatively affected, even if the other Underlying performs well. The Notes are not linked to a basket composed of the Underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the Underlyings is the Least Performing Underlying. Furthermore, the risk that the Notes will not be automatically called and that you will lose some or all of your initial investment in the Notes is greater if you invest in the Notes as opposed to Notes that are linked to the performance of a single Underlying if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that the Final Underlying Price an Underlying will be below its Initial Underlying Price or Conversion Price on an Observation Date or the Final Valuation Date, as applicable, and therefore it is more likely that the Notes will not be automatically called and that at maturity, you will receive shares of the Least Performing Underlying on the Final Valuation Date which will be worth less than your principal amount.

♦	You Will Not Benefit In Any Way From the Performance of the Better Performing Underlying. What you receive at maturity depends solely on the performance of the Least Performing Underlying, and you will not benefit in any way from the performance of the better performing Underlying. The Notes may underperform a similar investment in both of the Underlyings or a similar alternative investment linked to a basket composed of the Underlyings, since in either such case the performance of the better performing Underlying would be blended with the performance of the Least Performing Underlying, resulting in a better return than the return of the Least Performing Underlying.

♦	You Will Be Subject to Risks Relating to the Relationship Between the Underlyings. It is preferable from your perspective for the Underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the Notes, you assume the risk that the Underlyings will not exhibit this relationship. The less correlated the Underlyings, the more likely it is that either one of the Underlyings will perform poorly over the term of the Notes. All that is necessary for the Notes to perform poorly is for one of the Underlyings to perform poorly; the performance of the Underlying that is not the Least Performing Underlying is not relevant to your return on the Notes. It is impossible to predict what the relationship between the Underlyings will be over the term of the Notes. The iShares® Russell 2000 ETF seeks to track an index of small capitalization stocks in the United States and the SPDR® S&P 500® ETF Trust seeks to track an index of large capitalization stocks in the United States. Accordingly, the Underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Because The Notes are Linked to the Performance of More Than One Underlying, There is a Greater Risk of You Sustaining a Significant Loss on Your Investment. The risk that you lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of one Underlying. With two Underlyings, it is more likely that the Closing Price of any Underlying will be less than its Conversion Price on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

t	Your Opportunity to Receive Coupon Payments May Be Limited by the Automatic Call Feature. If the Closing Price of the Least Performing Underlying is greater than or equal to its Initial Underlying Price on any of the quarterly Observation Dates, the Notes will be automatically called on the related Call Settlement Date. If the Notes are called early, you will not receive any additional coupon payments following the call and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of your investment in the Notes may be limited to as short as three months by the automatic early call feature of the Notes.

t	Market Risk Prior to Maturity. The contingent repayment of stated principal based on the Conversion Price applies only at maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may incur substantial losses even if the price of the Underlying at the time of sale is above the Conversion Price.

t	The Notes May Be Adversely Affected by Volatility in the Closing Price of Either Underlying. If the Closing Price of either Underlying is volatile, or if the volatility of either Underlying increases over the term of the Notes, it is more likely that you will not receive the stated principal amount of the Notes at maturity. This is because greater volatility in the Closing Price of either Underlying is associated with a greater likelihood that the Closing Price of either Underlying will be less than its Conversion Price on the Final Valuation Date.

“Volatility” refers to the magnitude and frequency of changes in the price of an Underlying over any given period. Although either Underlying may theoretically experience volatility in either a positive or a negative direction, the price of an Underlying is much more likely to decline as a result of volatility than to increase.

Historically, the prices of the Underlyings have been volatile. See “The Underlyings” below for selected historical data.

t	A Higher Coupon Rate and/or a Lower Conversion Price May Reflect Greater Expected Volatility of the Underlyings, Which is Generally Associated With a Greater Risk of Loss. The greater the expected volatility with respect to the Underlyings on the Trade Date, the greater the expectation as of the Trade Date that the price of either Underlying could be less than its Conversion Price on the Final Valuation Date, indicating a greater expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities (guaranteed by Citigroup Inc.) with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlyings can change significantly over the term of the Notes. The price of either Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

t	The Probability That the Least Performing Underlying on the Final Valuation Date Will Fall Below its Conversion Price On the Final Valuation Date Will Depend In Part on the Volatility Of, And Correlation Between, the Underlyings. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlyings. “Correlation” refers to the extent to which the Underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the Underlyings, and the lower the correlation between the Underlyings, the greater the probability that one or the other of the Underlyings will experience a large decline over the term of the notes and fall below its respective Conversion Price on the Final Valuation Date. The Underlyings have historically experienced significant volatility, and as discussed above, the Underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the Underlyings will fall below its respective Conversion Price on the Final Valuation Date, such that you will incur a significant loss on your investment in the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of, and correlation between, the Underlyings as of the Trade Date. If expectations about the volatility of, and correlation between, the Underlyings change over the term of the Notes, the value of the Notes may be adversely affected, and if the actual volatility of the Underlyings prove to be greater than initially expected, or if the actual correlation between the Underlyings proves to be lower than initially expected, the Notes may prove to be riskier than expected on the Trade Date.

t	You May Be Exposed to the Negative Performance, But Will Not Participate in Any Positive Performance, of the Least Performing Underlying on the Final Valuation Date. Even though you will be subject to the risk of a decline in the Closing Price of the Least Performing Underlying on the Final Valuation Date, you will not participate in any appreciation in the Closing Price of the Least Performing Underlying on the Final Valuation Date from its Initial Underlying Price to its Final Underlying Price. Your maximum possible return on the Notes will be limited to the sum of the monthly coupon payments you receive. If the Notes are called prior to maturity, you will not participate in any appreciation of the Underlyings and your return will be limited to the stated principal amount plus the coupons received up to and including the Call Settlement Date. If the Notes are not called and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is greater than its Conversion Price, the Issuer will repay your stated principal amount; however, if the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is less than its Conversion Price, you will receive its Share Delivery Amount at maturity and will participate in the negative performance of the Least Performing Underlying on the Final Valuation Date. Consequently, your return on the Notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of the Underlyings. You should not invest in the Notes if you seek to participate in any appreciation of the Underlyings.

t	Investing in the Notes is not Equivalent to Investing in the Underlying or the Stocks Held by the Underlyings. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying shares or any of the stocks held by the Underlyings. It is important to understand that, for purposes of measuring the performance of the Underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on the Underlyings or the stocks held by the Underlyings. Dividend or distribution yield on the Underlyings or the stocks held by the Underlyings would be expected to represent a significant portion of the overall return on a direct investment in the Underlying or the Stocks held by the Underlyings, but will not be reflected in the performances of the Underlyings as measured for purposes of the Notes (except to the extent that dividends and distributions reduce the prices of the Underlyings).

t	The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Any payment on the Notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the Notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the Notes. As a result, the value of the Notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the Notes.

t	The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity. The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. CGMI currently intends to make a secondary market in relation to the Notes and to provide an indicative bid price for the Notes on a daily basis. Any indicative bid prices provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your Notes prior to maturity. Accordingly, an investor must be prepared to hold the Notes until maturity.

t	The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price. The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Notes. These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you. The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes. See “The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate” below.

t	The Estimated Value of the Notes was Determined for Us by Our Affiliate Using Proprietary Pricing Models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying, the dividend yield on the Underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.

t	The Estimated Value of the Notes Would Be Lower if it Were Calculated Based on Our Secondary Market Rate. The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the Notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the Notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the Notes prior to maturity.

t	The Estimated Value of the Notes Is Not an Indication of the Price, if any, at which CGMI or any Other Person May Be Willing to Buy the Notes from You in the Secondary Market. Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used. In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Notes will be less than the issue price.

t	The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors. As described under “Valuation of the Notes” below, the payout on the Notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the Notes at issuance and the value of the Notes prior to maturity. Accordingly, the value of your Notes prior to maturity will fluctuate based on the price and volatility of the Underlyings and a number of other factors, including the price and volatility of the stocks held by the issuers of the Underlyings, the correlation among the Underlyings, dividend yields on the Underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the Underlyings may not result in a comparable change in the value of your Notes. You should understand that the value of your Notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the Notes to maturity.

t	Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value that Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or its Affiliates, Will Reflect a Temporary Upward Adjustment. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

t	The Performance of the Notes Will Depend on the Closing Price of the Least Performing Underlying Solely on the Quarterly Observation Dates, Which Makes the Notes Particularly Sensitive to Volatility of the Underlyings. The performance of the Notes—including what you receive at maturity and whether the Notes are automatically called prior to maturity—will depend on the Closing Price of the Least Performing Underlying on only four dates (or fewer, if the Notes are automatically called prior to maturity). If the Notes are not earlier called, what you receive at maturity will depend solely on the Closing Price of the Least Performing Underlying on the Final Valuation Date. You will not receive the full stated principal amount of your Notes at maturity if the Closing Price of the Least Performing Underlying on the Final Valuation Date is less than its Conversion Price, even if the Closing Price of the Least Performing Underlying is greater than the Conversion Price on other days during the term of the Notes. Moreover, your Notes will be automatically called prior to maturity if the Closing Price of either Underlying is greater than or equal to its Initial Underlying Price on any of the first three Observation Dates, even if the Closing Price that Underlying is less than its Initial Underlying Price on other days during the term of the Notes.

Because the performance of the Notes depends on the Closing Price of the Least Performing Underlying on a small number of dates, the Notes will be particularly sensitive to volatility in the Closing Prices of the Underlyings, particularly around the Observation Dates. You should understand that the prices of the Underlyings have historically been highly volatile.

t	Our Offering of the Notes Does Not Constitute a Recommendation of either Underlying. You should not take our offering of the Notes as an expression of our views about how either Underlying will perform in the future or as a recommendation to invest in either Underlying, including through an investment in the Notes. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the Underlyings that conflict with an investment in the Notes. You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

t	The Shares of the iShares® Russell 2000 ETF are Subject to Risks Associated With Small Capitalization Stocks. The stocks that constitute the index underlying the iShares® Russell 2000 ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

t	Any Research, Opinions or Recommendations Published or Made by CGMI, UBS or their Respective Affiliates May Be Inconsistent with an Investment in the Notes or with Each Other. CGMI, UBS or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by CGMI, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

t	The Historical Performance of the Underlyings Is Not an Indication of the Future Performance of the Underlyings. The historical performance of the Underlyings, which is included in this pricing supplement under “The Underlyings” below, should not be taken as an indication of the future performances of the Underlyings during the term of the Notes. Changes in the prices of the Underlyings will affect the value of the Notes and the payments you will receive on the Notes, but it is impossible to predict whether the prices of the Underlyings will fall or rise.

t	You Will Have No Rights Against the Underlying Issuers, and You Will Not Receive Dividends On Either Underlying, Unless and Until You Receive Shares of the Least Performing Underlying on the Final Valuation Date at Maturity. As a holder of the Notes, you will not be entitled to any rights with respect to the Underlyings or the Underlying Issuers, including voting rights and rights to receive any dividends or other distributions on the Underlyings, but you will be subject to all changes affecting the Underlyings. You will have rights with respect to the Least Performing Underlying on the Final Valuation Date only when (and if) you receive shares of that Underlying at maturity of the Notes. The Underlying Issuers are not involved in the offering of the Notes in any way, and the Underlying Issuers do not have any obligation to consider your interests as a holder of Notes.

For example, in the event that an amendment is proposed to the applicable Underlying Issuer's certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive shares of the Least Performing Underlying on the Final Valuation Date (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of such Underlying in the event you receive shares of such Underlying at maturity. Any such change to the shares of the Least Performing Underlying on the Final Valuation Date may adversely affect their price, which will adversely affect the value of the Notes and increase the likelihood that you lose money on your investment.

t	We Have No Affiliation With the Underlying Issuers and Are Not Responsible for Their Public Disclosures. We are not affiliated with the Underlying Issuers, and the Underlying Issuers are not involved in this offering of the Notes in any way. Consequently, we have no control over the actions of the Underlying Issuers, including any corporate actions of the type that would require the Calculation Agent to adjust what you will receive at maturity. The Underlying Issuers do not have any obligation to consider your interests as an investor in the Notes in taking any corporate actions that might affect the value of your Notes. None of the money you pay for the Notes will go to the Underlying Issuers.

In addition, as we are not affiliated with the Underlying Issuers, we do not assume any responsibility for the accuracy or adequacy of any information about the Underlyings or the Underlying Issuers contained in the Underlying Issuers’ public disclosures. We have made no “due diligence” or other investigation into the Underlying Issuers. As an investor in the Notes, you should make your own investigation into the Underlying Issuers.

t	Even if an Underlying Pays a Dividend That it Identifies as Special or Extraordinary, No Adjustment Will Be Required Under the Notes For That Dividend Unless it Meets the Criteria Specified Below In this Pricing Supplement. In general, an adjustment will not be made under the terms of the Notes for any cash dividend paid on either of the Underlyings unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the applicable Underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the applicable Underlying by the amount of the dividend per share. If an issuer of either of the Underlyings pays any dividend for which an adjustment is not made under the terms of the Notes, holders of the Notes will be adversely affected. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends.”

t	The Notes May Become Linked to Assets Other Than the Original Underlyings Upon the Occurrence of a Reorganization Event or Upon the Delisting of an Underlying. For example, if an ETF enters into a merger agreement that provides for holders of such Underlying to receive shares of another entity, the shares of such other entity will become the applicable Underlying for all purposes of the Notes upon consummation of the merger. Additionally, if an Underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable Underlying. See “Additional Terms of the Notes —Dilution and Reorganization Adjustments” and “Additional Terms of the Notes—Delisting, Liquidation or Termination of an Underlying ETF.”

t	An Adjustment Will Not Be Made For All Events That May Have a Dilutive Effect On or Otherwise Adversely Affect the Market Price of an Underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the Notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

t	Trading And Other Transactions By Our Affiliates, Or By UBS Or its Affiliates, in the Equity And Equity Derivative Markets May Impair the Value of the Notes. We have hedged our exposure under the Notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the Underlyings or the stocks held by the ETFs and other financial instruments related to the Underlyings or such stocks and may adjust such positions during the term of the Notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the Underlyings or the stocks held by the ETFs or in instruments linked to the Underlyings or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the Underlyings and reduce the return on your investment in the Notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Notes.

t	Our Affiliates, Or UBS Or its Affiliates, May Have Economic Interests That are Adverse to Yours as a Result of Their Respective Business Activities. Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETFs or the issuers of the stocks held by the ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

t	The Calculation Agent, Which is an Affiliate of Ours, Will Make Important Determinations with Respect to the Notes. If certain events occur, such as market disruption events, corporate events with respect to any Underlying that may require a dilution adjustment or the delisting of an Underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the return on the Notes. Such judgments could include, among other things, any price required to be determined under the Notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the return on the Notes. Such judgments could include, among other things:

t	determining whether a Market Disruption Event has occurred;

t	if a Market Disruption Event occurs on any Observation Date, determining whether to postpone such Observation Date, as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of an Observation Date”;

t	determining the Closing Price of the Underlyings if the prices are not otherwise available or a Market Disruption Event has occurred;

t	determining the appropriate adjustments to be made to the Share Delivery Amount, Initial Underlying Price and Conversion Price upon the occurrence of an event described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments”; and

t	selecting a successor ETF or performing an alternative calculation of the price of an Underlying if an Underlying is delisted or an ETF is liquidated or otherwise terminated (see “Additional Terms of the Notes —Delisting, Liquidation or Termination of an Underlying ETF”).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Notes.

♦	The Price And Performance of the Underlyings May Not Completely Track the Performance of the Indices Underlying the ETFs or the Net Asset Value Per Share of the ETFs.The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the Underlyings will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the underlyings and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlyings and the indices underlying the ETFs. Finally, because the underlyings are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlyings may differ from the net asset value per share of the underlyings.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlyings and the liquidity of the underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the Underlyings. As a result, under these circumstances, the market value of the Underlyings may vary substantially from the net asset value per share of the underlyings. For all of the foregoing reasons, the performance of the Underlyings may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the underlyings, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce one or more payments on the Notes.

♦	Changes Made By the Investment Advisers to the ETFs Or By the Sponsor of the Indices Underlying The ETFs May Adversely Affect the Underlyings. We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the Underlyings.

♦	The U.S. Federal Tax Consequences of an Investment in the Notes are Unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the Notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the Notes, it is possible that other persons having withholding or information reporting responsibility in respect of the Notes may treat a Note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a Note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to non-U.S. investors on the Notes. If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also review the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” regarding the risk of withholding in respect of  “dividend equivalents” on the Notes.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Recent Developments

On April 15, 2020, in connection with the release of Citigroup Inc.’s first quarter results, Citigroup Inc. provided an update on the impact of the COVID-19 pandemic and resulting health crisis on Citigroup Inc. The COVID-19 pandemic has had, and continues to have, negative impacts on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition; Citigroup Inc.’s consumer and corporate clients; and the global economy as a whole. While the severity and length of the COVID-19 pandemic’s impact on Citigroup Inc. and the U.S. and global economies are unknown, the future impacts and trends may include, but are not limited to, the following:

•	Revenues may be negatively impacted by lower levels of activity, particularly in Citigroup Inc.’s Banking business and Consumer franchise, slower global growth, macro uncertainty, the lower interest rate environment, and, particularly in the credit card businesses, pressure on loan balances and a significant decline in purchase sales and account acquisitions;

•	Credit losses are expected to be higher during the remainder of the year, consumer net credit loss rates for 2020 are expected to be higher than originally expected, driven in part by higher unemployment as well as increased pressure in North America during the remainder of 2020, and credit reserves are expected to increase if Citigroup Inc.’s outlook deteriorates further;

•	Expense management will be impacted by the uncertainty of the impact of the pandemic, the continued efforts to protect Citigroup Inc.’s employees and operational issues resulting from remote working requirements in place globally; and

•	Higher corporate loan volume, reflecting drawdowns and new facilities for clients.

The rapidly evolving and volatile nature of the severity, scale and duration of the COVID-19 pandemic makes its effect on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition uncertain and unpredictable. In addition, the ultimate impact of the COVID-19 pandemic on Citigroup Inc. will depend on many factors, including actions taken by governmental authorities and other third parties in response to the pandemic, that are not within Citigroup Inc.’s control.

The above information constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under the “Forward-Looking Statements” and “Risk Factors” sections of Citigroup Inc.’s 2019 Annual Report on Form 10-K. To the extent the COVID-19 pandemic does adversely affect Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition, it may also have the effect of heightening many of the factors listed under “Forward-Looking Statements” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and described under “Risk Factors” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes assuming the following*:

Term:	Approximately 12 months (unless earlier called)
Hypothetical Coupon Rate**:	8.00% per annum (or approximately $6.667 per monthly period)
Hypothetical Initial Underlying Prices:	Shares of the iShares® Russell 2000 ETF: $130.00 per share
Shares of the SPDR® S&P 500® ETF Trust: $300.00 per share
Hypothetical Conversion Prices:	Shares of the iShares® Russell 2000 ETF: $104.00 (80% of its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $240.00 (80% of its Initial Underlying Price)
Hypothetical Share Delivery Amounts:	Shares of the iShares® Russell 2000 ETF: Approximately 9.62 shares of the Underlying per Note ($1,000 / Conversion Price of $104.00)
Shares of the SPDR® S&P 500® ETF Trust: Approximately 4.17 shares of the Underlying per Note ($1,000 / Conversion Price of $240.00)
Stated Principal Amount:	$1,000 per Note

*	The actual value of the coupon payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of each Underlying equal to its Share Delivery Amount or the stated principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Prices applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the actual Initial Underlying Prices of the Underlyings.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis, unless earlier called.

The examples below and the return table on the following page are purely hypothetical. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the Least Performing Underlying on the Final Valuation Date in certain scenarios. The examples and table below have been rounded for ease of analysis.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at First Observation Date:	Shares of the iShares® Russell 2000 ETF: $143.00 (at or above its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $315.00 (at or above its Initial Underlying Price)
Payment at Call Settlement Date:	$1,006.667
Coupons Previously Paid:	$13.334 ($6.667 × 2 months)
Total Payments on the Notes:	$1,020.00
Total Return on the Notes:	2.00%

In this example, on the first Observation Date, the Underlying Return of the Shares of the iShares® Russell 2000 ETF is 10% and the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is 5%. Because the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is less than the Underlying Return of the Shares of the iShares® Russell 2000 ETF on the first Observation Date, the SPDR® S&P 500® ETF Trust is the Least Performing Underlying on the first Observation Date. In this example, because the Closing Price of the Least Performing Underlying is greater than its Initial Underlying Price on the first Observation Date, the Notes would be called on the first Observation Date. Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $13.334 received on previous Coupon Payment Dates, we will have paid you a total of $1,020.00 per Note for a 2.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at First Observation Date:	Shares of the iShares® Russell 2000 ETF: $100.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $200.00 (below its Initial Underlying Price)
Closing Price at Second Observation Date:	Shares of the iShares® Russell 2000 ETF: $120.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $250.00 (below its Initial Underlying Price)
Closing Price at Third Observation Date:	Shares of the iShares® Russell 2000 ETF: $90.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $175.00 (below its Initial Underlying Price)
Closing Price at Final Valuation Date:	Shares of the iShares® Russell 2000 ETF: $162.50 (at or above its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $360.00 (at or above its Initial Underlying Price)
Payment at Call Settlement Date:	$1,006.667
Coupons Previously Paid:	$73.337 ($6.667 × 11 months)
Total Payments on the Notes:	$1,080.00
Total Return on the Notes:	8.00%

In this example, on the final Observation Date, the Underlying Return of the Shares of the iShares® Russell 2000 ETF is 25% and the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is 20%. Because the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is less than the Underlying Return of the Shares of the iShares® Russell 2000 ETF on the final Observation Date, the SPDR® S&P 500® ETF Trust is the Least Performing Underlying on the final Observation Date. In this example, because the Closing Price of the Least Performing Underlying is greater than its Initial Underlying Price on the final Observation Date, the Notes would be called on the final Observation Date. Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $73.337 received on previous Coupon Payment Dates, we will have paid you a total of $1,080.00 per Note for a 8.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Price Is NOT Below the Conversion Price

Closing Price at First Observation Date:	Shares of the iShares® Russell 2000 ETF: $100.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $200.00 (below its Initial Underlying Price)
Closing Price at Second Observation Date:	Shares of the iShares® Russell 2000 ETF: $120.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $250.00 (below its Initial Underlying Price)
Closing Price at Third Observation Date:	Shares of the iShares® Russell 2000 ETF: $90.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $175.00 (below its Initial Underlying Price)
Closing Price at Final Valuation Date:	Shares of the iShares® Russell 2000 ETF: $162.50 (at or above its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $270.00 (below Initial Underlying Price, but above Conversion Price)
Payment at Maturity:	$1,006.667
Coupons Previously Paid:	$73.337 ($6.667 × 11 months)
Total Payments on the Notes:	$1,080.00
Total Return on the Notes:	8.00%

In this example, on the final Observation Date, the Underlying Return of the Shares of the iShares® Russell 2000 ETF is 25% and the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is -10%. Because the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is less than the Underlying Return of the Shares of the iShares® Russell 2000 ETF on the final Observation Date, the SPDR® S&P 500® ETF Trust is the Least Performing Underlying on the final Observation Date. In this example, because the Closing Price of the Least Performing Underlying is less than its Initial Underlying Price on the final Observation Date, the Notes would not be called on the final Observation Date. Because the Notes are not called on any Observation Date and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not below its Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the stated principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $73.337 received on previous Coupon Payment Dates, we will have paid you a total of $1,080.00 per Note for a 8.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Underlying Price Is Below the Conversion Price

Closing Price at First Observation Date:	Shares of the iShares® Russell 2000 ETF: $100.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $200.00 (below its Initial Underlying Price)
Closing Price at Second Observation Date:	Shares of the iShares® Russell 2000 ETF: $120.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $250.00 (below its Initial Underlying Price)
Closing Price at Third Observation Date:	Shares of the iShares® Russell 2000 ETF: $90.00 (below its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $175.00 (below its Initial Underlying Price)
Closing Price at Final Valuation Date:	Shares of the iShares® Russell 2000 ETF: $162.50 (at or above its Initial Underlying Price)
Shares of the SPDR® S&P 500® ETF Trust: $150.00 (below Initial Underlying Price and Conversion Price)
Value of Payment at Maturity (consisting of the Share Delivery Amount)*:	$625.50 (Approximately 4.17 shares of the Underlying × $150.00)
Coupon Paid at Maturity:	$6.667
Coupons Previously Paid:	$73.337 ($6.667 × 11 months)
Total Value Paid or Delivered on the Notes:	$705.50
Total Return on the Notes:	-29.45%

In this example, on the final Observation Date, the Underlying Return of the Shares of the iShares® Russell 2000 ETF is 25% and the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is -50%. Because the Underlying Return of the Shares of the SPDR® S&P 500® ETF Trust is less than the Underlying Return of the Shares of the iShares® Russell 2000 ETF on the Final Valuation Date, the SPDR® S&P 500® ETF Trust is the Least Performing Underlying on the Final Valuation Date. In this example, because the Closing Price of the Least Performing Underlying is less than its Initial Underlying Price on the Final Valuation Date, the Notes would not be called on the Final Valuation Date. Because the Notes are not called on any Observation Date and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount with respect to the Least Performing Underlying on the Final Valuation Date, with fractional shares included in the Share Delivery Amount paid in cash at the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Least Performing Underlying on the Final Valuation Date on the Maturity Date and (ii) the Final Underlying Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $73.337 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $705.50 per Note for a loss on the Notes of 29.45%.

* For calculating the return in this example, the Closing Price of the Least Performing Underlying on the Final Valuation Date is deemed to be the same as the Closing Price of the Least Performing Underlying on the Final Valuation Date on the Maturity Date.

Hypothetical Return at Maturity(1)(2)

Least Performing Underlying on the Final Valuation Date	Conversion Event Does Not Occur(3)	Conversion Event Occurs(4)
Hypothetical Final Underlying Price of the Least Performing Underlying on the Final Valuation Date (5)	Least Performing Underlying on the Final Valuation Date Price Return(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$450.00	50.00%	$1,080.00	8.00%	N/A	N/A
$435.00	45.00%	$1,080.00	8.00%	N/A	N/A
$420.00	40.00%	$1,080.00	8.00%	N/A	N/A
$405.00	35.00%	$1,080.00	8.00%	N/A	N/A
$390.00	30.00%	$1,080.00	8.00%	N/A	N/A
$375.00	25.00%	$1,080.00	8.00%	N/A	N/A
$360.00	20.00%	$1,080.00	8.00%	N/A	N/A
$345.00	15.00%	$1,080.00	8.00%	N/A	N/A
$330.00	10.00%	$1,080.00	8.00%	N/A	N/A
$315.00	5.00%	$1,080.00	8.00%	N/A	N/A
$300.00	0.00%	$1,080.00	8.00%	N/A	N/A
$285.00	-5.00%	$1,080.00	8.00%	N/A	N/A
$270.00	-10.00%	$1,080.00	8.00%	N/A	N/A
$255.00	-15.00%	$1,080.00	8.00%	N/A	N/A
$240.00	-20.00%	$1,080.00	8.00%	N/A	N/A
$237.00	-21.00%	N/A	N/A	$1,068.29	6.83%
$225.00	-25.00%	N/A	N/A	$1,018.25	1.83%
$210.00	-30.00%	N/A	N/A	$955.70	-4.43%
$195.00	-35.00%	N/A	N/A	$893.15	-10.69%
$180.00	-40.00%	N/A	N/A	$830.60	-16.94%
$165.00	-45.00%	N/A	N/A	$768.05	-23.20%
$150.00	-50.00%	N/A	N/A	$705.50	-29.45%
$120.00	-60.00%	N/A	N/A	$580.40	-41.96%
$90.00	-70.00%	N/A	N/A	$455.30	-54.47%
$60.00	-80.00%	N/A	N/A	$330.20	-66.98%
$30.00	-90.00%	N/A	N/A	$205.10	-79.49%
$0.00	-100.00%	N/A	N/A	$80.00	-92.00%
(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature.
(2)	The table assumes that the SPDR® S&P 500® ETF Trust is the Least Performing Underlying on the Final Valuation Date.
(3)	A conversion event does not occur if the hypothetical Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not below its hypothetical Conversion Price.
(4)	A conversion event occurs if the hypothetical Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its hypothetical Conversion Price.
(5)	If the hypothetical Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is not below its Conversion Price, the hypothetical Final Underlying Price represents the Closing Price of one share of the Least Performing Underlying on the Final Valuation Date as of the Final Valuation Date. If the hypothetical Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Underlying Price represents the Closing Price of one share of the Least Performing Underlying on the Final Valuation Date as of the Final Valuation Date and the Maturity Date.
(6)	The Least Performing Underlying on the Final Valuation Date price return is provided for illustrative purposes only.
(7)	Payment consists of the Stated Principal Amount plus coupon payments of 8.00% per annum.
(8)	The total return on the Notes at maturity includes coupon payments of 8.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Least Performing Underlying on the Final Valuation Date equal to its Share Delivery Amount, valued and delivered as of the Maturity Date, coupled with any fractional shares paid in cash at its Final Underlying Price, plus coupon payments of 8.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the Closing Price of one share of the Least Performing Underlying on the Final Valuation Date may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity.

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 (the “GSAA”) among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI and UBS, govern the sale and purchase of the Notes. CGMI is acting as lead agent for the offering of the Notes and UBS is acting as agent for the offering of the Notes, in each case pursuant to the GSAA.

CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, (i) $1,004,000-aggregate stated principal amount of Notes (1,004 Notes) linked to the Least Performing of the Shares of the iShares® Russell 2000 ETF and Shares of the SPDR® S&P 500® ETF Trust for $985 per Note. UBS, acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of such Notes for $985 per Note. UBS proposes to sell the Notes to the public for $1,000 per Note. UBS will receive an underwriting discount of $15 per Note for each Note it sells. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the Notes are automatically called prior to maturity.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the Notes is more than two business days after the trade date, investors who wish to sell the Notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Global Markets Holdings Inc. has agreed to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

The Underlyings

Shares of the iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF is an exchange-traded fund that seeks to provide investment results, before expenses, that generally correspond to the performance of the Russell 2000® Index. The iShares® Russell 2000 ETF is an investment portfolio managed by iShares®, Inc. BlackRock Fund Advisors is the investment advisor to the iShares® Russell 2000 ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Russell 2000 ETF trades on the NYSE Arca under the ticker symbol “IWM.”

We have derived all disclosures contained in this pricing supplement regarding the iShares® Russell 2000 ETF from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc. and BlackRock Fund Advisors. In connection with the offering of the Notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Russell 2000 ETF.

You may receive shares of the iShares® Russell 2000 ETF at maturity. Therefore, in making your decision to invest in the Notes, you should review the prospectus related to the iShares® Russell 2000 ETF on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated August 1, 2019: https://www.sec.gov/Archives/edgar/data/1100663/000119312519203901/d697698d485bpos.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® Russell 2000 ETF from January 4, 2010 through May 1, 2020. The closing price of the iShares® Russell 2000 ETF on May 1, 2020 was $125.14. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® Russell 2000 ETF has experienced significant fluctuations. The historical performance of the shares of the iShares® Russell 2000 ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® Russell 2000 ETF during the term of the Notes. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® Russell 2000 ETF will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® Russell 2000 ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$69.25	$58.68	$0.17181
04/01/10	06/30/10	$74.14	$61.08	$0.00000
07/01/10	09/30/10	$67.67	$59.04	$0.36471
10/01/10	12/31/10	$79.22	$66.94	$0.35700
01/03/11	03/31/11	$84.17	$77.18	$0.16893
04/01/11	06/30/11	$86.37	$77.77	$0.00000
07/01/11	09/30/11	$85.65	$64.25	$0.50167
10/03/11	12/30/11	$76.45	$60.97	$0.35955
01/03/12	03/30/12	$84.41	$74.56	$0.25135
04/02/12	06/29/12	$83.79	$73.64	$0.00000
07/02/12	09/28/12	$86.40	$76.68	$0.70880
10/01/12	12/31/12	$84.69	$76.88	$0.72661
01/02/13	03/28/13	$94.80	$86.65	$0.00000
04/01/13	06/28/13	$99.51	$89.58	$0.26400
07/01/13	09/30/13	$107.10	$98.08	$0.71354
10/01/13	12/31/13	$115.31	$103.67	$0.43673
01/02/14	03/31/14	$119.83	$108.64	$0.30209
04/01/14	06/30/14	$118.81	$108.88	$0.00000
07/01/14	09/30/14	$120.02	$109.35	$0.76389

10/01/14	12/31/14	$121.08	$104.30	$0.44501
01/02/15	03/31/15	$126.03	$114.69	$0.38318
04/01/15	06/30/15	$129.01	$120.85	$0.00000
07/01/15	09/30/15	$126.31	$107.53	$0.52917
10/01/15	12/31/15	$119.85	$109.01	$0.82006
01/04/16	03/31/16	$110.62	$94.80	$0.32664
04/01/16	06/30/16	$118.43	$108.69	$0.00000
07/01/16	09/30/16	$125.70	$113.69	$0.96480
10/03/16	12/30/16	$138.31	$115.00	$0.56296
01/03/17	03/31/17	$140.36	$133.75	$0.38677
04/03/17	06/30/17	$142.10	$133.72	$0.00000
07/03/17	09/29/17	$148.18	$134.83	$0.95762
10/02/17	12/29/17	$154.30	$145.63	$0.57930
01/02/18	03/29/18	$159.96	$145.44	$0.36237
04/02/18	06/29/18	$169.97	$148.13	$0.00000
07/02/18	09/28/18	$173.02	$164.20	$0.59516
10/01/18	12/31/18	$166.33	$125.88	$0.91970
01/02/19	03/29/19	$158.24	$132.25	$0.41206
04/01/19	06/28/19	$160.71	$145.86	$0.53299
07/01/19	09/30/19	$157.90	$144.85	$0.54371
10/01/19	12/31/19	$166.68	$146.46	$0.59734
01/02/20	03/31/20	$169.53	$99.90	$0.41988
04/01/20	05/01/20*	$135.46	$104.62	$0.00000

*As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through May 1, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the performance of the shares of the iShares® Russell 2000 ETF from January 4, 2010 through May 1, 2020. The closing price of the shares of the iShares® Russell 2000 ETF on May 1, 2020 was $125.14. We obtained the closing prices of the shares of the iShares® Russell 2000 ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® Russell 2000 ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® Russell 2000 ETF. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity. The dotted line represents the Conversion Price of the iShares® Russell 2000 ETF, equal to 80% of the closing price of the shares of the iShares® Russell 2000 ETF on May 1, 2020.

Shares of the SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of the S&P 500® Index. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The SPDR® S&P 500® ETF Trust is managed by State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust and PDR Services LLC (“PDRS”), as sponsor of the SPDR® S&P 500® ETF Trust. Information provided to or filed with the SEC by SPDR® S&P 500® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the ticker symbol “SPY.”

We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company and PDR Services LLC. In connection with the offering of the Notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P 500® ETF Trust.

You may receive shares of the SPDR® S&P 500® ETF Trust at maturity. Therefore, in making your decision to invest in the Notes, you should review the prospectus related to the SPDR® S&P 500® ETF Trust on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated January 16, 2020: https://www.sec.gov/Archives/edgar/data/884394/000119312520008820/d854601d485bpos.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through May 1, 2020. The closing price of the SPDR® S&P 500® ETF Trust on May 1, 2020 was $282.79. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the SPDR® S&P 500® ETF Trust has experienced significant fluctuations. The historical performance of the shares of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the SPDR® S&P 500® ETF Trust during the term of the Notes. We cannot give you assurance that the performance of the shares of the SPDR® S&P 500® ETF Trust will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the SPDR® S&P 500® ETF Trust will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® S&P 500® ETF Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$117.40	$105.87	$0.59019
04/01/10	06/30/10	$121.79	$103.22	$0.48038
07/01/10	09/30/10	$114.79	$102.20	$0.53128
10/01/10	12/31/10	$125.92	$113.75	$0.60213
01/03/11	03/31/11	$134.57	$126.21	$0.65276
04/01/11	06/30/11	$136.54	$126.81	$0.55332
07/01/11	09/30/11	$135.46	$112.26	$0.62762
10/03/11	12/30/11	$128.68	$109.93	$0.62495
01/03/12	03/30/12	$141.61	$127.49	$0.77013
04/02/12	06/29/12	$141.79	$128.10	$0.61389
07/02/12	09/28/12	$147.24	$133.51	$0.68826
10/01/12	12/31/12	$146.27	$135.70	$0.77945
01/02/13	03/28/13	$156.73	$145.53	$1.02183
04/01/13	06/28/13	$167.11	$154.14	$0.69372
07/01/13	09/30/13	$173.14	$161.16	$0.83912
10/01/13	12/31/13	$184.67	$165.48	$0.83795
01/02/14	03/31/14	$188.26	$174.15	$0.98025
04/01/14	06/30/14	$196.48	$181.48	$0.82461
07/01/14	09/30/14	$201.82	$190.99	$0.93669
10/01/14	12/31/14	$208.72	$186.27	$0.93919
01/02/15	03/31/15	$211.99	$198.97	$1.13492
04/01/15	06/30/15	$213.50	$205.42	$0.93081
07/01/15	09/30/15	$212.59	$187.27	$1.03007
10/01/15	12/31/15	$211.00	$192.13	$1.03343
01/04/16	03/31/16	$206.10	$183.03	$1.21155
04/01/16	06/30/16	$212.39	$199.53	$1.04960
07/01/16	09/30/16	$219.09	$208.39	$1.07844
10/03/16	12/30/16	$227.76	$208.55	$1.08207

01/03/17	03/31/17	$239.78	$225.24	$1.32893
04/03/17	06/30/17	$244.66	$232.51	$1.03312
07/03/17	09/29/17	$251.23	$240.55	$1.18311
10/02/17	12/29/17	$268.20	$252.32	$1.23457
01/02/18	03/29/18	$286.58	$257.63	$1.35133
04/02/18	06/29/18	$278.92	$257.47	$1.09678
07/02/18	09/28/18	$293.58	$270.90	$1.24557
10/01/18	12/31/18	$291.73	$234.34	$1.32261
01/02/19	03/29/19	$284.73	$244.21	$1.43543
04/01/19	06/28/19	$295.86	$274.57	$1.23312
07/01/19	09/30/19	$302.01	$283.82	$1.43164
10/01/19	12/31/19	$322.94	$288.06	$1.38362
01/02/20	03/31/20	$338.34	$222.95	$1.56999
04/01/20	05/01/20*	$293.21	$246.15	$1.40556

*As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through May 1, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the performance of the shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through May 1, 2020. The closing price of the shares of the SPDR® S&P 500® ETF Trust on May 1, 2020 was $282.79. We obtained the closing prices of the shares of the SPDR® S&P 500® ETF Trust from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the SPDR® S&P 500® ETF Trust. We cannot give you assurance that the performance of the shares of the SPDR® S&P 500® ETF Trust will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity. The dotted line represents the Conversion Price of the SPDR® S&P 500® ETF Trust, equal to 80% of the closing price of the shares of the SPDR® S&P 500® ETF Trust on May 1, 2020.

Correlation of the Underlyings

The following graph sets forth the historical performances of the shares of the iShares® Russell 2000 ETF and shares of the SPDR® S&P 500® ETF Trust from January 4, 2010 through May 1, 2020, based on the daily closing prices of the underlyings. For comparison purposes, each underlying has been normalized to have a closing price of $100.00 on January 4, 2010 by dividing the closing price of that underlying on each day by the closing price of that underlying on January 4, 2010 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the Notes, including on any valuation date. Moreover, any historical correlation among the underlyings is not indicative of the degree of correlation among the underlyings, if any, over the term of the Notes.

PAST PERFORMANCE AND CORRELATION AMONG THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation among the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation among the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the Notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation among the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the Notes are set, in part, based on expectations about the correlation among the underlyings as of the trade date. If expectations about the correlation among the underlyings change over the term of the Notes, the value of the Notes may be adversely affected, and if the actual correlation among the underlyings proves to be lower than initially expected, the Notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the Notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the Notes are set and the performance of the Notes.

Additional Terms of the Notes

Payment at Maturity

The Notes will mature on May 6, 2021 (the “Maturity Date”), subject to automatic early call. If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

If the Notes have not been automatically called and the Final Underlying Price of the Least Performing Underlying on the Final Valuation Date is below its Conversion Price, we will deliver to you a number of shares of the Least Performing Underlying on the Final Valuation Date equal to the Share Delivery Amount for each Note you then hold. In lieu of any fractional share of Least Performing Underlying on the Final Valuation Date that you would otherwise receive in respect of any Notes you hold, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Closing Price of the Least Performing Underlying on the Final Valuation Date). The number of full shares of the Least Performing Underlying on the Final Valuation Date and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Notes you then hold.

Certain Important Definitions

A “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The monthly “Coupon Payment Dates” are the dates set forth under “Coupon Payment Dates” on PS-5 of this pricing supplement. Each Coupon Payment Date (other than the Maturity Date) is subject to postponement as provided under “Coupon Payments Dates” above.

The “Calculation Agent” means CGMI, an affiliate of Citigroup, or any successor appointed by Citigroup.

The “Closing Price” of an Underlying (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent. If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Final Underlying Price” of each Underlying will equal the Closing Price of that Underlying on the Final Valuation Date.

The “Conversion Price” for each Underlying equals its Conversion Price as set forth on the cover page of this pricing supplement. The Conversion Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.” For purposes of the Notes, the Conversion Price has been rounded to the nearest cent.

The “Initial Underlying Price” for each Underlying equals the Closing Price of that Underlying on the Trade Date, as set forth on the cover page of this pricing supplement. The Initial Underlying Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Trade Date” is May 1, 2020.

The “Settlement Date” means May 6, 2020. See “Plan of Distribution; Conflicts of Interest” in this pricing supplement for additional information.

The “Share Delivery Amount” for each Underlying initially equals the $1,000 stated principal amount per Note divided by its Conversion Price as set forth under “Final Terms” on PS-4 of this pricing supplement. The Share Delivery Amount will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The quarterly “Observation Dates” are August 3, 2020, November 2, 2020, February 1, 2021 and May 3, 2021 (the “Final Valuation Date”). Each scheduled Observation Date will be subject to postponement for non-Scheduled Trading Days for the Underlyings and Market Disruption Events with respect to the Underlyings as provided under “—Consequences of a Market Disruption Event; Postponement of an Observation Date” below.

For any Observation Date, if applicable, the “Call Settlement Date” will be the Coupon Payment Date immediately following that Observation Date.

The “Underlying Issuers” means the iShares® Russell 2000 ETF and the SPDR® S&P 500® ETF Trust.

The “Exchange” for an Underlying or any other security means the principal U.S. national securities exchange on which trading in such Underlying or security occurs (or, if such Underlying is not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which such Underlying is listed or admitted to trading), as determined by the Calculation Agent.

Consequences of a Market Disruption Event; Postponement of an Observation Date

If a Market Disruption Event occurs with respect to an Underlying on any scheduled Observation Date, the Calculation Agent may, but is not required to, postpone the Observation Date to the next succeeding Scheduled Trading Day for such Underlying on which a Market Disruption Event does not occur with respect to such Underlying; provided that the Observation Date may not be postponed for more than five consecutive Scheduled Trading Days for such Underlying or, in any event, past the second Scheduled Trading Day for such Underlying immediately preceding the Maturity Date. In addition, if any scheduled Observation Date is not a Scheduled Trading Day for an Underlying, the Observation Date will be postponed to the earlier of (i) the next succeeding day that is a Scheduled Trading Day for such Underlying and (ii) the second Business Day immediately preceding the Maturity Date. The postponement of an Observation Date with respect to one Underlying will not result in postponement of such Observation Date with respect to the other Underlying.

If a Market Disruption Event occurs with respect to an Underlying on any Observation Date and the Calculation Agent does not postpone the Observation Date, or if any Observation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Under the terms of the Notes, the Calculation Agent will be required to exercise discretion in determining (i) whether a Market Disruption Event has occurred with respect to an Underlying; (ii) if a Market Disruption Event occurs with respect to such Underlying, whether to postpone an Observation Date as a result of such Market Disruption Event; and (iii) if a Market Disruption Event occurs with respect to such Underlying on a date on which the Closing Price of an Underlying is determined and the Closing Price of such Underlying is available pursuant to clauses (1) or (2) of the definition of “Closing Price,” whether to determine such Closing Price by reference to such clauses (1) or (2) or by reference to the alternative procedure described in the definition of “Closing Price.” In exercising this discretion, the Calculation Agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our ability or the ability of our hedging counterparty, which may be an affiliate of ours, to adjust or unwind all or a material portion of any hedge with respect to the Notes.

Certain Definitions

The “Closing Time” with respect to an Underlying or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for such Underlying or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for an Underlying or other security means any day on which the Exchange and each Related Exchange for such Underlying or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to an Underlying (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)       the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)       the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)       the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)       the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)       the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)       the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for an Underlying or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Underlying or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” for an Underlying means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for such Underlying are scheduled to be open for trading for their respective regular trading sessions. If on any relevant date an Underlying has neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day. Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the applicable Underlying is not scheduled to be open for trading for its regular trading session, but on which the Exchange for such Underlying is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The Share Delivery Amount, the Initial Underlying Price, the Conversion Price, the Closing Price of an Underlying and the property we may deliver to you at maturity of the Notes will be subject to adjustment from time to time if certain events occur that affect such Underlying. Any of these adjustments could have an impact on the number of shares of such Underlying (or other securities) you will receive at maturity or whether the Notes are automatically called prior to maturity. CGMI, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Trade Date to and including the Final Valuation Date or the applicable Observation Date on which the Closing Price of such Underlying is greater than or equal to the Initial Underlying Price and as a result the Notes are automatically called. If we deliver shares of such Underlying at maturity, the Share Delivery Amount will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on an Underlying during the term of the Notes. See “Risk Factors Relating to the Notes— An Adjustment Will Not Be Made For All Events That May Have a Dilutive Effect On or Otherwise Adversely Affect the Market Price of an Underlying.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to an Underlying or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If an Underlying Issuer:

(1) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of shares of such Underlying with respect to such Underlying (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2) subdivides or splits the outstanding shares of such Underlying into a greater number of shares or

(3) combines its outstanding shares of such Underlying into a smaller number of shares,

then, in each of these cases, the Share Delivery Amount with respect to such Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of shares of such Underlying outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of shares of such Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date. An adjustment will also be made to the Initial Underlying Price and the Conversion Price with respect to such Underlying by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If an Underlying Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of shares of such Underlying entitling them to subscribe for or purchase shares of such Underlying at a price per share less than the Then-Current Market Price of such Underlying, other than Excluded Rights (as defined below), then, in each case, the Share Delivery Amount with respect to such Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the shares of such Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of such Underlying offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of shares of such Underlying outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional shares of such Underlying which the aggregate offering price of the total number of shares of such Underlying offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of such Underlying, which will be determined by multiplying the total number of shares of such Underlying so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. An adjustment will also be made to the Initial Underlying Price and the Conversion Price with respect to such Underlying by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. To the extent that, prior to the Maturity Date or automatic early call of the Notes, after the expiration of the rights or warrants, an Underlying Issuer publicly announces the number of shares of such Underlying with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the Share Delivery Amount with respect to such Underlying will be further adjusted to equal the Share Delivery Amount which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of such Underlying for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the Initial Underlying Price and the Conversion Price with respect to such Underlying.

“Excluded Rights” means (i) rights to purchase shares of an Underlying pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with shares of such Underlying and may be redeemed by such Underlying Issuer.

The “Then-Current Market Price” of an Underlying, for the purpose of applying any dilution adjustment, means the average Closing Price of such Underlying for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date. For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to such Underlying on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If an Underlying Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of such Underlying, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of shares of such Underlying, or declares a record date in respect of an issuance to all holders of shares of such Underlying of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the Share Delivery Amount with respect to such Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one share of such Underlying and (ii) the denominator of which will be the Then-Current Market Price of one share of such Underlying less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of such Underlying. An adjustment will also be made to the Initial Underlying Price and the Conversion Price with respect to such Underlying by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of shares of an Underlying consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of such Underlying Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment to the Share Delivery Amount provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of such Underlying on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of such Underlying on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final) so distributed or issued applicable to one share of such Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of an Underlying as so determined on the Final Valuation Date is less than the Conversion Price, each holder of the Notes will receive per Note at maturity (x) a number of shares of such Underlying equal to the Share Delivery Amount and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If an Underlying Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of shares of such Underlying of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of such Underlying on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing

Price of such Underlying plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per share of such Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of an Underlying as so determined on the Final Valuation Date is less than its Conversion Price and such Underlying is the Least Performing Underlying, then in each of these cases, each holder of the Notes will receive at maturity per Note a combination of (x) a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (y) a number of shares of such subsidiary capital stock equal to the Share Delivery Amount multiplied by the number of shares of such subsidiary capital stock distributed per share of such Underlying. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If an Underlying Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of shares of such Underlying, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of such Underlying and (c) any cash distributed in a Reorganization Event referred to below, then in each case the Share Delivery Amount with respect to such Underlying will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of such Underlying, and (ii) the denominator of which will be the Then-Current Market Price of such Underlying less the amount of the distribution applicable to one share of such Underlying which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the Initial Underlying Price and the Conversion Price with respect to such Underlying by dividing the Initial Underlying Price and the Conversion Price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of an Underlying other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of such Underlying Issuer with respect to which an adjustment to the Share Delivery Amount under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per share of such Underlying exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per share of such Underlying and (b) 10% of the Closing Price of such Underlying on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of such Underlying have the option to receive either a number of shares of such Underlying or a fixed amount of cash. If an Underlying Issuer pays a dividend on an annual basis rather than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of an Underlying on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of such Underlying on such date and (ii) the amount of cash so distributed applicable to one share of such Underlying. If the Notes are not automatically called prior to maturity and the Closing Price of an Underlying as so determined on the Final Valuation Date is less than its Conversion Price and such Underlying is the Least Performing Underlying, each holder of the Notes will receive per Note at maturity (x) a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (y) cash in an amount per Note equal to the Share Delivery Amount as of the Adjustment Date for such distribution/ multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to an Underlying Issuer:

• such Underlying Issuer reclassifies such Underlying, including, without limitation, in connection with the issuance of tracking stock,

• any consolidation or merger of such Underlying Issuer, or any surviving entity or subsequent surviving entity of such Underlying Issuer, with or into another entity, other than a merger or consolidation in which such Underlying Issuer is the continuing company and in which the shares of such Underlying of such Underlying Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of such Underlying Issuer or another issuer,

• any sale, transfer, lease or conveyance to another company of the property of such Underlying Issuer or any successor as an entirety or substantially as an entirety,

• any statutory exchange of such Underlying with securities of another issuer, other than in connection with a merger or acquisition,

• another entity completes a tender or exchange offer for all the outstanding shares of such Underlying or

• any liquidation, dissolution or winding up of such Underlying Issuer or any successor of such Underlying Issuer,

the Closing Price of such Underlying on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination. The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of such Underlying Issuer or any successor “as an entirety or substantially as an entirety.” The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Notes.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of such Underlying,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per share of such Underlying, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per share of such Underlying, plus, in each case, if shares of such Underlying continue to be outstanding following the Reorganization Event, the Closing Price of such Underlying.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to such Underlying or such Underlying Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

If the Notes are not automatically called prior to maturity, an Underlying has been subject to a Reorganization Event and the applicable Transaction Value determined on the Final Valuation Date is less than its Conversion Price and such Underlying is the Least Performing Underlying, each holder of the Notes will receive per Note at maturity (i) cash in an amount equal to the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if such Underlying continues to be outstanding following the effective date of the Reorganization Event, a number of shares of such Underlying equal to the Share Delivery Amount with respect to such Underlying and (iii) the number of Marketable Securities received per share of such Underlying in the Reorganization Event multiplied by the Share Delivery Amount with respect to such Underlying as of the relevant Adjustment Date.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

• in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

• in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

• in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Share Delivery Amount will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by such Underlying Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic call of the Notes, then, upon the cancellation, failure of approval or failure to occur, the Share Delivery Amount, the Initial Underlying Price and the Conversion Price will be further adjusted to the Share Delivery Amount, the Initial Underlying Price and the Conversion Price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the Share Delivery Amount shall be cumulative, such that if more than one adjustment is required to the Share Delivery Amount, each subsequent adjustment will be made to the Share Delivery Amount as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which shares of an Underlying trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from such Underlying Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Delisting, Liquidation or Termination of an Underlying

 If an Underlying is delisted from its Exchange (other than in connection with a Reorganization Event) and not then or immediately thereafter listed on another U.S. national securities exchange, or if such Underlying is liquidated or otherwise terminated (each, a “Termination Event”), the Calculation Agent may substitute for such Underlying the shares of another ETF that the Calculation Agent determines, in its sole discretion, is comparable to such original ETF (any such ETF, a “Successor Underlying”). If the Calculation Agent selects any such Successor Underlying, such Successor Underlying will be substituted for such Underlying for all purposes of the Notes, including but not limited to determining the Closing Price of such Underlying on any date of determination. In such event, the Calculation Agent will make such adjustments to the Initial Underlying Price, Conversion Price and/or Share Delivery Amount of the relevant Underlying as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF, the Calculation Agent will cause notice thereof to be furnished to us and the trustee.

 If as of any date of determination the Calculation Agent has not selected any Successor Underlying that is available on such date of determination, the Closing Price of the applicable Underlying on such date of determination will be determined by the Calculation Agent, in its sole discretion, and will be equal to (i) the closing level of the underlying index tracked by the applicable ETF multiplied by (ii) a fraction, (x) the numerator of which is the Closing Price of the shares of such Underlying on the last Scheduled Trading Day for such Underlying prior to the occurrence of such Termination Event on which a Closing Price (i.e., the last reported sale price on the NYSE Arca exchange) was available and (y) the denominator of which is the closing level of such underlying index on such last Scheduled Trading Day. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Value (or Trading Price, if applicable) as described above to be furnished to us and the trustee.

 If the Closing Price of any Underlying is determined by reference to the applicable underlying index as described above, and such index is (i) not calculated and announced by the publisher of such index but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor underlying index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of that underlying index, in each case the Calculation Agent may deem that underlying index (the “Successor ETF Underlying Index”) to be the applicable underlying index and will calculate the closing level of that underlying index by reference to the closing level of that Successor ETF Underlying Index. In such event, the Calculation Agent will make such adjustments, if any, to any level of the applicable underlying index that is used for purposes of the Notes as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor ETF Underlying Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

 If the Closing Price of an Underlying is determined by reference to the applicable underlying index as described above, and at any time the publisher of the underlying index (i) announces that it will make a material change in the formula for or the method of calculating the underlying index or in any other way materially modifies the underlying index (other than a modification prescribed in that formula or method to maintain the index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the underlying index and no Successor ETF Underlying Index is chosen as described above, then the Calculation Agent will calculate the level of the applicable underlying index on each subsequent date of determination in accordance with the formula for and method of calculating the index last in effect prior to the change or cancellation, but using only those securities included in the index immediately prior to such change or cancellation. Such level, as calculated by the Calculation Agent, will be substituted for the relevant level of the applicable index for all purposes. In such event, the Calculation Agent will make such adjustments, if any, to any level of the applicable underlying index that is used for purposes of the Notes as it determines are appropriate in the circumstances.

 Notwithstanding these alternative arrangements, the delisting of an Underlying, the liquidation or termination of an Underlying or the discontinuance of the publication of any applicable underlying index may adversely affect the value of the Notes.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. For purposes of the immediately preceding sentence, the portion of such payment attributable to the final monthly coupon payment will be prorated from and including the immediately preceding Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of any monthly coupon or any other payment or delivery due under the Notes, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the Notes.

CUSIP / ISIN

The CUSIP for the Notes linked to the least performing of the shares of the iShares® Russell 2000 ETF and shares of the SPDR® S&P 500® ETF Trust is 17327U665. The ISIN for the Notes linked to least performing of the shares of the iShares® Russell 2000 ETF and shares of the SPDR® S&P 500® ETF Trust is US17327U6652.

Calculation Agent

The Calculation Agent for the Notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Assumption by Citigroup” regarding the possible assumption of the Notes by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes. It applies to you only if you are an initial holder of a Note that purchases the Note for cash at its stated principal amount, and holds the Note as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•         a financial institution;

•         a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Notes;

•         a person holding the Notes as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a Note;

•         a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•         an entity classified as a partnership for U.S. federal income tax purposes;

•         a regulated investment company;

•         an investor subject to special tax accounting rules under Section 451(b) of the Code;

•         a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Notes to you.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the shares of the Underlying that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of the ownership and disposition of the shares of the Underlying.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the Notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In connection with any information reporting requirements we may have in respect of the Notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Note for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the shares of the Underlying from us at maturity for an amount equal to the Deposit (as defined below) (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the Note to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Notes is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•      a portion of each coupon payment made with respect to a Note will be attributable to interest on the Deposit; and

•      the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will treat 9.71% of each coupon payment as interest on the Deposit and 90.29% as Put Premium for each Note.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes. Unless otherwise stated, the following discussion is based on the treatment of each Note as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Note that is:

•      a citizen or individual resident of the United States;

•      a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement (which for purposes of this discussion includes an automatic call feature) or earlier sale or exchange of the Note.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a Note prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit and (ii) your basis in the Deposit (i.e., the price you paid to acquire the Note plus any amounts previously accrued into income but not yet paid). Any loss should be treated as short-term capital loss. Any gain should be treated as ordinary interest income to the extent of the amount of any accrued but unpaid discount on the Deposit not yet taken into income and any remaining gain should be treated as short-term capital gain.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a Note is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

If you receive the shares of the Underlying (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option. You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to the Deposit or the shares of the Underlying received. Assuming this treatment, you should have an aggregate tax basis in the Share Delivery Amount of the shares of the Underlying equal to the Deposit less the total Put Premium received over the term of the Notes. Your holding period for any shares of the Underlying received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Possible Taxable Event.  In the event of a designation of Successor Shares, it is possible that the Notes could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes. A Note could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the Notes would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the Notes might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the Notes. It is also possible that the receipt of shares of the Underlying at maturity could be treated as a taxable event. You should consult your tax adviser regarding these issues.

Other possible U.S. federal income tax treatments of the Notes are possible that could also affect the timing and character of income or loss with respect to the Notes. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a Note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes to you.

Subject to the discussions below regarding Section 871(m) and “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Notes or amounts received on the sale, exchange or retirement of the Notes (including with respect to the receipt of shares of the Underlying), provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the Notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the Notes. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes” alternative tax treatments could apply to the Notes, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the Notes could adversely impact your consequences of an investment in the Notes.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

While we currently do not intend to withhold on payments on the Notes to Non-U.S. Holders (subject to the certification requirement described above, the discussion above regarding Section 871(m) and the discussion below regarding “FATCA”), in light of the uncertain treatment of the Notes other persons having withholding or information reporting responsibility in respect of the Notes may treat some or all of each coupon payment on a Note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the Notes. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a Note may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the Notes.

Information Reporting and Backup Withholding

Amounts paid on the Notes, and payment of the proceeds of a sale, exchange or other taxable disposition of the Notes, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to interest on the Notes and certain dividend equivalents (as defined above) under Section 871(m). While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of the notes, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding Notes through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the Notes, including the availability of certain refunds or credits.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Valuation of the Notes

CGMI calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The Value of Your Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the Notes, the price, if any, at which CGMI would be willing to buy the Notes from investors, and the value that will be indicated for the Notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the Notes from investors at any time. See “Risk Factors Relating to the Notes—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Your Notes Prior to Maturity.”

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments. The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes. The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the Notes nor the issuance and delivery of the Notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the Notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the Notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the Notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such Notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.